UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2004

AMERICA WEST HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12649	86-0847214
(State of jurisdiction)	(Commission File No.)	(IRS Employer Identification No.)

111 West Rio Salado Parkway
Tempe, Arizona 85281
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (480) 693-0800

AMERICA WEST AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-12337	86-0418245
(State of jurisdiction)	(Commission File No.)	(IRS Employer Identification No.)

4000 E. Sky Harbor Boulevard
Phoenix, Arizona 85034-3899
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (480) 693-0800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     On September 10, 2004, America West Airlines, Inc. (the “Company”), a wholly owned subsidiary of America West Holdings Corporation, entered into a term loan financing with General Electric Capital Corporation (“GECC”) providing for loans in an aggregate amount of $110.6 million. The Company used approximately $77.0 million of the proceeds from the new term loan financing to repay in full its term loan with Mizuho Corporate Bank, Ltd. and certain other lenders and to pay certain costs associated with this transaction. The Company intends to use the remaining proceeds for general corporate purposes. As a result of this financing, the Company has increased its current cash position and reduced its scheduled loan principal amortizations in 2005, 2006 and 2007 by $30.0 million, $24.8 million and $6.1 million, respectively.

     The new term loan financing consists of two secured term loan facilities:

•	A $75.6 million term loan facility secured primarily by spare parts, rotables and appliances (the “Spare Parts Facility”); and

•	A $35.0 million term loan facility secured primarily by aircraft engines and parts installed in such engines (the “Engine Facility”).

     The collateral securing the facilities is substantially the same collateral that secured the Mizuho term loan, except that the Company’s maintenance hanger in Phoenix will not secure the facilities. The facilities are cross-collateralized on a subordinated basis and the collateral securing the facilities also secures on a subordinated basis certain of the Company’s other existing debt and lease obligations to GECC and its affiliates.

     The loans under the Spare Parts Facility are payable in full at maturity on September 10, 2010. The loans under the Engine Facility are payable in equal quarterly installments of $1.3 million beginning on March 10, 2006 through June 10, 2010 with the remaining loan amount of $11.8 million payable at maturity on September 10, 2010. The loans under each facility may be prepaid in an amount not less than $5 million at any time after the 30th monthly anniversary of the funding date under such facility. If the Company fails to maintain a certain ratio of rotables to loans under the Spare Parts Facility, it may be required to pledge additional rotables or cash as collateral, provide a letter of credit or prepay some or all of the loans under the Spare Parts Facility. In addition, the loans under the Engine Facility are subject to mandatory prepayment upon the occurrence of certain events of loss applicable to, or certain dispositions of, an aircraft engine securing the facility.

     Principal amounts outstanding under the loans bear interest at a rate per annum based on LIBOR plus a margin. Both facilities contain customary events of default, including payment defaults, cross-defaults, breach of covenants, bankruptcy and insolvency defaults and judgment defaults.

     In connection with the new term loan financing, the Company obtained a waiver of the prepayment provisions and certain other covenants of its government guaranteed loan from the Air Transportation Stabilization Board and the counter-guarantors of that loan.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AND OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

     See Item 1.01 above.

     ITEM 7.01 REGULATION FD DISCLOSURE

     A copy of the press release announcing the term loan financing with GECC is furnished herewith as a Exhibit 99.1 to this Current Report on Form 8-K.

     ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
99.1	Press release issued by the Company on September 15, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, America West Holdings Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICA WEST HOLDINGS CORPORATION

Dated: September 15, 2004	By:	/s/ Derek J. Kerr

Derek J. Kerr
Chief Financial Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, America West Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICA WEST AIRLINES, INC.

Dated: September 15, 2004	By:	/s/ Derek J. Kerr

Derek J. Kerr
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by the Company on September 15, 2004.

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